UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   December 15, 2005

Humana Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5975                                          61-0647538
(Commission File Number)                      (IRS Employer Identification No.)

500 West Main Street, Louisville, KY                          40202
(Address of Principal Executive Offices)                         (Zip Code)

502-580-1000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

                   At the December 15, 2005 meeting of the Company's Organization & Compensation Committee and Board of Directors, the following items were approved:

                   a)    2006 Management Incentive Compensation Measurements and Targets.

For the Chief Executive Officer, the sole measurement will be attainment of an Earnings Per Share (EPS) target for 2006.

For the other executive officers, the measurements will consist of 80% EPS, 10% membership goals and 10% attainment of specific strategic initiatives.

Consistent with 2005, the target annual incentive awards for the executive officers will generally be in the range of 100% to 150% of base salary, with a maximum potential payment in the rate of 150% to 175%. The actual awards will reflect adjustments to those targets based on Company and individual performance.

                    b)    Increase in Base Salaries for the Named Executive Officers.

An increase in the base salary for the Company's Named Executive Officers (as defined in Regulation S-K item 402(a)(3)), with the following base salaries for 2006, effective December 25, 2005:

Name/Title	Base Salary
Michael B. McCallister President & Chief Executive Officer	$ 900,000
James E. Murray Chief Operating Officer - Market & Business Segment Operations	$ 550,000
Jonathan T. Lord, M.D. Senior Vice President & Chief Innovation Officer	$ 485,000
James H. Bloem Senior Vice President, Chief Financial Officer & Treasurer	$ 470,000
Bruce J. Goodman Senior Vice President & Chief Service and Information Officer	$ 460,000

                    c)    Establishment of a Financial Planning Program for eight executive officers.

                    The Company will provide a financial planning program for eight executive officers under which each may engage a third party to provide financial planning services and receive reimbursement from the Company of up to fifteen thousand dollars ($15,000) annually.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: __/s/ Arthur P. Hipwell_____________ Arthur P. Hipwell Senior Vice President and General Counsel

Dated:    December 21, 2005